Exhibit 4(b)

FEE AGREEMENT

THIS FEE AGREEMENT (the “Fee Agreement”), dated as of January 31, 2005, is entered into by and between FUND ASSET MANAGEMENT, L.P. (the “Investment Adviser”) and MERCURY BASIC VALUE FUND, INC. (the “Fund”).

WHEREAS, the Fund intends to invest substantially all of its assets in Master Basic Value Trust (the “Trust”), a mutual fund that has the same investment objectives and strategies as the Fund;

WHEREAS, the Investment Adviser has entered into an investment advisory agreement (the “Feeder Agreement”) with the Fund whereby the Investment Adviser provides certain investment advisory services to the Fund;

WHEREAS, the Investment Adviser desires not to calculate or charge its fees to the extent necessary to avoid charging the Fund for services provided under the Feeder Agreement to the extent that such services are provided pursuant to the Trust’s investment advisory agreement with the Investment Adviser (the “Master Agreement”) in connection with the assets invested by the Fund in the Trust;

WHEREAS, the Investment Adviser understands and intends that the Fund will rely on this Fee Agreement in preparing post-effective amendments to the Fund’s registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, the shareholders of the Fund will benefit from this Fee Agreement by incurring lower operating expenses than they would absent this Fee Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Adviser agrees not to include the advisory fees due under the Feeder Agreement in the calculation of the overall fees to be paid to the Investment Adviser under the Feeder Agreement and Master Agreement so as not to charge an advisory fee under the Feeder Agreement so long as the Fund invests substantially all of its assets in the Trust. This Fee Agreement shall be effective with respect to the Fund for as long as the Fund invests in the Trust.

IN WITNESS WHEREOF, the Investment Adviser and the Fund have agreed to this Fee Agreement as of the day and year first above written.

FUND ASSET MANAGEMENT, L.P

By:	Princeton Services, Inc., its General Partner

By:	/s/ Donald C. Burke

Name:	Donald C. Burke
Title:	Senior Vice President and Treasurer

MERCURY BASIC VALUE FUND, INC.

By:	/s/ Donald C. Burke

Name:	Donald C. Burke
Title:	Vice President and Treasurer

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